Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS

Salt Lake City, Utah – January 7, 2010 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fiscal first quarter ended November 28, 2009.  For the first quarter of fiscal 2009, the Company recognized income from operations totaling $1.9 million compared to a loss of $0.7 million in the first quarter of fiscal 2009.  Net income for the quarter totaled $0.2 million, or $0.01 per diluted share, compared to a net loss of $0.6 million, or ($0.04) per diluted share, in the first quarter of fiscal 2009.  Reported net sales for the first quarter of fiscal 2010 totaled $33.9 million compared to $35.1 million in the first quarter of fiscal 2009.  The majority of this decline was due to planned decreases in the number of public program events held during the quarter, which reduced sales by $1.1 million compared to fiscal 2009.  Excluding the impact of planned decreases in public programs, training and consulting sales increased 3% compared to the prior year.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “Due to solid bookings in the fourth quarter, we started our new fiscal year with a pipeline of contracted training revenue that was significantly larger than we had at the beginning of last year’s first quarter.  With this, and continued solid booking momentum, we saw revenue trends strengthen during our first quarter.  The improvement in our sales trend was very broad based, and extended across all of our major channels.  The strengthening of our revenue trends, combined with the favorable results of our cost reduction actions implemented over the past year, resulted in a substantial increase in operating profit for the quarter.”

Mr. Whitman continued, “We have a large and loyal base of more than 6,000 clients worldwide. We expect to grow our business with these existing clients as well as expand our customer base through 1) the strength of our brands; 2) the size, reach, and growth of our sales and delivery network, including our direct sales forces, our international licensee partners, and our practices; 3) the increased reach enabled by our new technology delivery platforms, and 4) the strength, experience, and quality of our people.  The combination of our significantly lower cost structure, stabilizing revenues, solid current bookings, and a strong pipeline of revenue opportunities, establishes the foundation for what we expect will be a significant increase in profitability in fiscal 2010.”

Fiscal First Quarter 2010 Results
Training and consulting sales decreased $0.2 million, or 0.7%, from the first quarter of fiscal 2009 to $30.3 million.  Excluding the impact of planned decreases in public programs, which totaled $1.1 million, the Company’s training and consulting sales improved by 3% compared to the prior year.  The decline in public program sales did not materially impact profitability due to the essentially breakeven nature of these programs.  International sales declined by $2.1 million, or 15.7%, from the first quarter of fiscal 2009 to $11.3 million, primarily due to a $1.7 million decline in sales through the Company’s international direct offices, of which $1.6 million was attributable to decreased sales in Japan, and a $0.4 million decline in licensee royalty revenues.

Gross margin improved to 63.5% of sales in the first quarter of fiscal 2010 compared to 61.8% of sales in the first quarter of fiscal 2009 primarily due to an improved mix of training and consulting programs sold during the quarter.  This improvement was partially offset by decreased licensee royalty revenues.

Selling, general and administrative (SG&A) expenses declined $2.9 million from the first quarter of fiscal 2009 primarily due to the initiatives the Company has implemented to reduce its cost structure.  As a percentage of sales, SG&A expenses declined to 52.2% of sales in the first quarter of fiscal 2010 from 58.7% of sales in the first quarter of fiscal 2009.

As of November 28, 2009, the Company had $1.1 million in cash and cash equivalents compared to $1.7 million as of August 31, 2009.  The Company had $11.2 million outstanding on its line of credit as of November 28, 2009, down from $12.9 million as of August 31, 2009.

Earnings Conference Call
On Thursday, January 7, 2010 at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the first quarter ended November 28, 2009.  Interested persons may participate by dialing 1-800-638-4930 (International participants may dial 1-617-614-3944), access code: 86003198.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=2638106.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on January 14, 2010 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 92258428.  The webcast will remain accessible through January 14, 2010 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: expected sales; reductions in capital requirements and cost structure; expected levels of profitability; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring plan; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over the Company’s history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in 147 countries.

On July 6, 2008, Franklin Covey Co. sold its Consumer Solutions Business Unit (CSBU) to a new private equity-funded entity known as FranklinCovey Products, LLC., (www.franklinplanner.com) the exclusive, worldwide licensee of the FranklinCovey™ brand. FranklinCovey Products sells the popular Franklin Planner, binders and other related productivity and organizational tools and accessories to consumers and small businesses through retail, wholesale, Internet and call center channels.  Franklin Covey Co. has retained a 19.5 percent voting interest in FranklinCovey Products, LLC. Franklin Covey Co. also uses the FranklinCovey brand in all of its global training and consulting services.  For more information, please visit www.franklincovey.com.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. Kate Messmer 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts )

	Quarter Ended
	November 28,	November 29,
	2009	2008
	(unaudited)	(unaudited)

Net sales	$ 33,901	$ 35,081

Cost of sales	12,387	13,384
Gross profit	21,514	21,697

Selling, general, and administrative	17,694	20,610
Depreciation	974	903
Amortization	962	902
Income (loss) from operations	1,884	(718)

Interest expense, net	(715)	(775)
Income (loss) before income taxes	1,169	(1,493)

Income tax provision (benefit)	921	(924)
Net income (loss)	$ 248	$ (569)

Net income (loss) per share available to common shareholders:
Basic	$ 0.01	$ (0.04)
Diluted	$ 0.01	$ (0.04)

Weighted average common shares:
Basic	16,958	13,378
Diluted	17,050	13,378

Sales Detail by Category:
Training and consulting services	$ 30,257	$ 30,481
Products	2,846	3,681
Leasing	798	919

Total	$ 33,901	$ 35,081

Sales Detail by Region:
Domestic	$ 21,775	$ 20,726
International	11,328	13,436
	33,103	34,162
Corporate (leasing)	798	919

Total	$ 33,901	$ 35,081